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                                                           FOR IMMEDIATE RELEASE


                           KERR ANNOUNCES SALE OF DEBT
                            BY INSTITUTIONAL LENDERS

         LANCASTER, PENNSYLVANIA (November 18, 1996) -- Kerr Group, Inc. (NYSE:KGM), announced today that the holders of $50,900,000 of its existing unsecured debt have sold the debt. Representatives of the new owners of the debt have informed Kerr that they do not intend to pursue the previously announced restructuring of this debt, pursuant to which a portion of this debt was to have been repaid with the proceeds of a new secured credit facility from The CIT Group/Business Credit, Inc., and the balance of which was to have been converted into preferred stock and subordinated debt. The new owners have indicated that they prefer a restructuring that would involve the exchange of debt for equity in Kerr. The terms of any such exchange have not yet been agreed, and there is no assurance that Kerr and the owners of the debt will reach agreement on the terms of such exchange.

         In order to provide Kerr with the opportunity to evaluate and negotiate the terms of this restructuring, Kerr announced that the owners of the debt have agreed to an extension of waivers of certain financial covenants and the maturity of a portion of the debt through December 31, 1996.


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         Kerr, headquartered in Lancaster, Pennsylvania, is a major producer of plastic packaging products.

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Company Contact:  Geoffrey A. Whynot
                  Vice President, Finance and
                  Chief Financial Officer
                  (717) 390-8439






























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